UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 16, 2004

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

215-564-6600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure provided in Item 2.03 below is hereby incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 16, 2004, Radian Group Inc. (the “Company”) entered into an unsecured revolving credit facility with a committed capacity of $400 million (including a letter of credit sub-facility and a swingline sub-facility) (the “Credit Agreement”) with Keybank National Association, as Administrative Agent, Lead Arranger, Sole Book Runner, Letter of Credit Issuer, and Swingline Lender (the “Agent”), Bank of America, N.A. and JPMorgan Chase Bank, as Co-Syndication Agents, Barclays Bank PLC as Documentation Agent and certain other financial institutions (collectively, the “Lenders”). The credit facility is comprised of a $100 million 364-day facility that expires on December 15, 2005, and a $300 million five-year facility that expires December 16, 2009. Upon expiration, all outstanding amounts under the applicable facility will be due and payable except that the Company has the option to convert any outstanding amounts under the 364-day facility into a one year term loan upon the expiration of the 364-Day Facility. The Credit Agreement also includes a $100 million uncommitted line that may be exercised at the mutual option of the Company and the Lenders. There are no loans currently outstanding under the Credit Agreement.

Borrowings under the Credit Agreement will bear interest at a rate dependent on the Company’s credit rating at the time of such borrowing and will be calculated according to, at the Company’s option, a base rate or a Eurocurrency rate, plus an applicable margin and utilization fee. In addition, the Company must pay facility commitment fees monthly.

The Credit Agreement contains customary covenants for transactions of this type, including a covenant that the ratio of the Company’s Total Debt (as defined in the Credit Agreement) to the Company’s Total Capitalization (as defined in the Credit Agreement, but which includes Total Debt) shall not exceed 0.30 to 1. The Credit Agreement provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, any representation made by the Company proving to be incorrect, certain defaults relating to other material indebtedness, certain insolvency and receivership events affecting the Company or certain subsidiaries, judgments in excess of $50 million in the aggregate being rendered against the Company or certain subsidiaries, and the incurrence of certain ERISA liabilities in excess of $50 million in the aggregate.

In the event of a default by the Company, the Agent may, and at the direction of the requisite number of Lenders will, terminate the Lenders’ commitments to make loans under the Credit Agreement, declare the obligations under the Credit Agreement immediately due and payable and enforce any and all rights of the Lenders or Agent under the Credit Agreement and related documents. For certain events of default related to insolvency and receivership, the commitments of the Lenders are automatically terminated and all outstanding obligations become immediately due and payable.

Certain of the Lenders and other parties to the Credit Agreement, and their affiliates, have in the past provided, and may in the future provide investment banking, underwriting, lending, commercial banking and other advisory services to the Company and its subsidiaries. Such Lenders and other parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries for such services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: December 20, 2004	By:	/s/ Terry Latimer
Terry Latimer
Vice President and Treasurer